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                                                                    EXHIBIT 23.1

The Board of Directors and Stockholders
Pennaco Energy, Inc.:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the headings "Summary Historical Financial and Operating Data,""Selected Historical Financial Data" and "Experts" in the prospectus.

/s/ KPMG LLP

Denver, Colorado
October 13, 1999